ROTVIG LABS, LLC

SERVICE AND PROFIT SHARING AGREEMENT

This Service and Profit Sharing Agreement (the "Agreement") is made by and between Rotvig Labs, LLC, a Delaware limited liability company, with its principal place of business located at 427 N Tatnall St, #61508, Wilmington, Delaware 19801-2230 ("Rotvig Labs") and Concept Art House, Inc., a Delaware corporation, with its principal place of business located at 785 Market Street, Suite 1100, San Francisco, CA 94103 ("CAH") (each a "Party." collectively, the "Parties") and is entered into as of April 19_, 2011 (the "Effective Date").

RECITALS

WHEREAS, Rotvig Labs is a start-up mobile gaming company;

WHEREAS, CAH is a graphics and design company that provides in-game graphics and artwork for mobile gaming companies such as Rotvig Labs; and

WHEREAS, CAH will provide Rotvig Labs with a defined amount of free and discounted services, and in exchange will receive an Ownership Interest and Profit Sharing interest in Rotvig Labs on the terms defined herein.

THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             CAH Art Services and Profit Sharing

1.1           Committed Art Services. CAH will provide Rotvig Labs with $40,000.00 in art services for Rotvig Labs' mobile gaming applications. The $40,000.00 shall be calculated based on CAH's standard billing rate as of the Effective Date, and adjusted annually on this same calendar day. All art work delivered for Rotvig Labs applications shall be reasonably comparable to the top games in the mobile space run on similar devices.

1.2           Discounted Art Services. In the event Rotvig Labs utilizes CAH's art services beyond the $40,000.00 Committed Art Services allocated in Section 1.1 above, CAH shall bill Rotvig Labs at CAH's lowest standard billing rate calculated as of the Effective Date, and adjusted annually on this same calendar day.

1.3           Ownership Interest. In exchange for the services provided in Sections 1.1 and 1.2, CAH shall receive an eight percent (8%) membership interest in Rotvig Labs as of the Effective Date (the "Ownership Interest"). CAH's Ownership Interest shall be subject to CAH's execution of Rotvig Labs' standard member unit agreement. CAH's Ownership Interest shall be subject to and will comply with the terms ofRotvig Labs' Operating Agreement for Manager-Managed, dated as of January 28, 2011, attached hereto as Exhibit A (the "Operating Agreement").

1.4           Profit Sharing. On the tenth day of each month, Rotvig Labs shall pay to CAH an amount equal to sixteen percent (16%) of Rotvig Labs Profits for the previous calendar month (the "Profit Sharing"). "Profits" shall be defined as Rotvig Labs' gross revenue from all sources for each month, without deduction of any kind. All Profit Sharing shall be reduced to 8% once CAH receives $80,000 in Profit Sharing payments.

1.5           Audit Rights. Rotvig Labs will maintain books and records with respect to the calculation of Profit Sharing payments under this Agreement. During the term of this Agreement, and for a period of three (3) years thereafter, CAH may, upon at least ten (10) days prior written notice, inspect Rotvig Labs' books and records reasonably related to the calculation of Profit Sharing payments. Any costs incurred by CAH in connection with such inspection will be paid by CAH, unless the inspection reveals any underpayment of greater than five percent (5%) for the period examined, in which case Rotvig Labs shall reimburse CAH for the costs it incurred in connection with such inspection and any follow-on inspection.

1.6           Ownership. All inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether drafts, concepts or derivatives (herein "Works"), created by CAH and its employees, agents and affiliates, pursuant to this Agreement shall be considered "works for hire" as that term is defined in the United States Copyright Act and are hereby assigned by CAH to Rotvig Labs and shall be owned solely and exclusively by Rotvig Labs. CAH agrees to cooperate with Rotvig Labs in providing the necessary consents or assignments to confirm the transfer of ownership of all Works to Rotvig Labs.

1.7           Patent and Copyright Registrations. CAH hereby agrees to assist Rotvig Labs, or its designees or assigns, in every proper way to secure Rotvig Labs' rights in the Works under this Agreement and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, in any and all countries, including the disclosure to Rotvig Labs of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths or affirmations, assignments and all other instruments which Rotvig Labs shall reasonably in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to Rotvig Labs, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Works and any rights relating thereto. Any actions required by Rotvig Labs to be taken by CAH pursuant to this Section 1.7 shall be at Rotvig Labs' sole expense.

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2.            Confidential Information

2.1           Each Party acknowledges that Confidential Information may be disclosed to a Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to prevent the duplication or disclosure of Confidential Information of any other Party, other than by or to its employees or agents, who will each agree to comply with this section. The Parties acknowledge and agree that each may disclose Confidential Information: (i) as required by law, (ii) to their respective directors, officers, employees, attorneys, accountants and other advisors and independent contractors, who are under an obligation of confidentiality no less stringent than set forth herein, on a "need-to-know" basis; and (iii) to their respective affiliates (who shall be subject to the confidentiality provisions of this agreement). Confidential Information may be disclosed to a legal, judicial or government entity, or as required by the rules or orders of a court or governmental entity, provided that, before such disclosure, the recipient shall give reasonable advance notice of such so that the disclosing Party can seek a protective order for the Confidential Information. Except as required by law or generally accepted accounting principles, and except to assert its rights hereunder or for disclosure on a "need-to-know" basis to its own officers, directors, employees and professional advisors or to prospective investors or acquirers in connection with an investment in or acquisition of a Party, each Party hereto agrees that neither it, nor its directors, officers, employees, consultants or agents shall disclose specific terms of this agreement without the prior consent of the other Party.

2.2           Confidential Information Defined. The term "Confidential Information" of a Party means information concerning its business, programs and operations, the business of its suppliers, inventions, confidential know-how, and trade secrets that is disclosed in writing or in any other tangible or intangible form to the recipient by the disclosing Party or a third party having an obligation of confidence to the disclosing Party and is designated as confidential by or on behalf of the disclosing Party. Confidential Information does not include information that: (i) was, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving Party, (ii) the receiving Party can demonstrate was known to the receiving Party as of the time of its disclosure, (iii) the receiving Party can demonstrate was independently developed by the receiving Party without use of reference to any information, code, documentation or materials provided by the disclosing Party, or (iv) the receiving Party can demonstrate was subsequently learned form a third party not under a confidentiality obligation to the disclosing Party.

2.3           Identification of Intellectual Property. Each Party shall identify the others' trademarks, copyrights, and other proprietary rights by including appropriate symbols or notices as reasonably requested by the other Party. No Party shall print or distribute any materials, including press releases, bearing another Party's name or mark(s), without first obtaining such other Party's approval. The terms of this Agreement are confidential. No Party shall have the right to use the service marks, trademarks, or trade names of any other Party to this Agreement without the prior written approval of such other Party.

3.             Term of Agreement and CAH Vesting

3.1           Term. Subject to earlier termination pursuant to Section 3.2, this Agreement shall expire three (3) years from the Effective Date.

3.2           Termination. Six (6) month after the Effective Date of this Agreement, either Party may terminate this Agreement for any reason, with or without cause, upon sixty (60) days written notice. Sections 1.4, 1.5, 1.6, 2, 3, 4, 5, and 6 shall survive ant termination of this Agreement.

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3.3           CAH Vesting. Pursuant to the standard [member unit agreement] contemplated by Section 1.3 herein, CAH's Ownership Interest shall be subject to Rotvig Labs' Option. Rotvig Labs' Option shall lapse at a rate of 25% of said equity interest per $10,000.00 of Committed Art Services provided under Section 1.1 until CAH reaches $40,000.00 in Committed Art Services. In the event this Agreement is terminated by either party, Rotvig Labs' Option shall cease to lapse and Andover shall have 180-days from termination to rescind the remaining CAH's Ownership Interest that is still subject to Andover's Option.

4.             Indemnification. Each Party shall indemnify, defend and hold harmless the other Party and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns harmless from and against any and all claims, liabilities, obligations, judgments, causes of actions, costs and expenses (including reasonable attorneys' fees) arising out of: (a) personal injury, including death, and tangible property damage caused by the negligent or intentional acts of the Party or its employees, agents and/or subcontractors; or (b) any breach by the Party or the Party's employees, agents or representatives of the confidentiality obligations set forth in Section 2 herein; (c) the Party's failure to perform in accordance with the terms of this Agreement; and (d) any neglect, errors or misconduct of any kind whatsoever by the other Party. Each Party shall further indemnify, defend and hold the other Party and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns harmless from and against any claim asserted or any claim, suit or proceeding brought against the Party alleging misappropriation or infringement upon any patent, trademark, copyright, trade secret or other intellectual property or proprietary right of any third party that arises from the Party's services. If either Party accepts indemnity under this Section, the indemnifying Party shall have sole discretion over choice of counsel and settlement. The indemnifying Party shall not be responsible for any attorneys' fees and/or costs related to its obligation to indemnify until such time it is provided notice of any claims and has received tender for indemnity and defense.

5.            Notices. Any notice delivered to either Party pursuant to this Agreement must be in writing and delivered personally or will be deemed to be delivered when deposited in the mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the Party at the address indicated below, or at such other address that may have been specified by written notice delivered in accordance with this provision:

If to Rotvig Labs:

Lee Linden

Ben Lewis

427 N Tatnall St, #61508

Wilmington, Delaware 19801-2230

With a Copy to:

Eric Benisek

Vasquez Benisek & Lindgren, LLP

3685 Mt. Diablo Blvd., Ste. 300

Lafayette, CA 94549

ebenisek@vbllaw.com

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If to CAH:

James Zhang

Concept Art House

785 Market St. Suite 1100

San Francisco, CA 94103

6.             Miscellaneous.

6.1           Independent Contractors. CAH is an independent contractor, and is not an agent, representative, or partner of Rotvig Labs. Rotvig Labs is not an agent, representative or partner of CAH. Neither Party has any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon any Party. Nothing in this Agreement will be construed as restricting any Party's ability to engage in any business or activity, which is the same, or similar to that contemplated by this Agreement.

6.2           Entire Agreement. This Agreement sets forth the entire agreement between CAH and Rotvig Labs, and supersedes any and all prior agreement (whether written or oral) of CAH and Rotvig Labs with respect to the subject matter set forth herein. This Agreement may only be modified, or any rights under it waived, by a written document executed by authorized representatives of both Parties.

6.3           Governing Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with laws of the State of California, without regard to its conflict of law rules and without regard to the actual state or country of incorporation or residence of either Party. The Parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of California and the federal courts situated in the State of California in connection with any action arising under this Agreement.

6.4           Force Majeure. Neither Party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by: (i) fires, embargoes, floods, wars, labor stoppages, government requirements, or acts of God; or (ii) other circumstances substantially beyond its reasonable control.

6.5           Assignment. Neither Party may assign this Agreement, in whole or in part without the prior written consent of the other Party hereto. This Agreement is duly enforceable against the other Party in accordance with its terms and conditions.

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6.6           Severability. If any one or more of the provisions contained in this Agreement should be held invalid, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above. This Agreement may be executed in two or more counterparts, each, when taken together shall be considered one and the same document.

ROTVIG LABS, LLC:

By:	/s/ Benjamin Lewis
Name: Benjamin Lewis
Title: Manager

CONCEPT ART HOUSE, INC.:

By:	/s/ James Zhang
Name: James Zhang
Title: CEO

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